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                                  April 4, 1997


MagneTek, Inc.
26 Century Boulevard
Nashville, Tennessee 37229


          Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     I have acted as counsel for MagneTek, Inc., a Delaware corporation (the "Company"), in connection with the registration of 250,000 shares of Common Stock of the Company issuable pursuant to the Employment Agreement, dated as of June 1, 1996, between the Company and Ronald N. Hoge (the "Employment Agreement"). In connection therewith, I have examined, among other things, the Employment Agreement and the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on March 28, 1997. I have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Employment Agreement.

     Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Common Stock issuable under the Employment Agreement, when issued and delivered in accordance with the Employment Agreement and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Registration Statement and the Prospectus that forms a part thereof. In giving this consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

     I am an employee of the Company.

                                             Very truly yours,



                                             Samuel A. Miley
                                             Vice President, General
                                             Counsel and Secretary